Exhibit 99.1

PCTEL Acquires Nexgen Wireless

Establishes Presence in Network Analytic Tools

Expands Engineering Services

BLOOMINGDALE, Ill.– March 2, 2015 —PCTEL, Inc. (NASDAQ: PCTI), a leader in Performance Critical Telecom solutions, announced today that it had acquired the assets of Nexgen Wireless, Inc., a Schaumburg, Illinois-based company providing Meridian™, a network analysis tool portfolio, and engineering services. Nexgen’s industry-leading Meridian software product portfolio translates real-time network performance data into engineering actions that optimize operator performance. Meridian, with its modules of Network IQ™, Subscriber IQ™, and Map IQ™, sets the stage for crowd-based, cloud-based data analysis that delivers immediate impact to network performance. Nexgen provides performance engineering, specialized staffing, and trend analysis for carriers, infrastructure vendors, and neutral hosts. They apply their products and services in 2G, 3G, 4G, and LTE networks. The combination of Meridian and network engineering expertise has distinguished Nexgen Wireless in the telecommunications industry.

PCTEL paid $20.5 million at the closing with an additional $2 million in cash incentives for performance of the newly acquired software business. In addition to $22.5 million in total cash consideration, there are additional stock incentives for the executive team that vest over four years. Revised 2015 revenue guidance will be discussed during this morning’s PCTEL earnings conference call (7:30 a.m. CST).

“Integrating the Meridian product portfolio and Nexgen’s extensive engineering services into PCTEL establishes a national engineering services operation and permits us to deliver greater value to our traditional customers,” said Marty Singer. “We will add real-time engineering data and analysis to our product offer and direct more of our efforts into crowd-based, cloud-based data that facilitates the design of complex in-building and small cell networks. We are delighted to have John Thakkar, Nexgen’s founder and CEO, join PCTEL’s executive team. Together, we will take PCTEL to the next level,” added Singer.

“When we founded Nexgen, our longer term goal was to expand our capabilities through strategic relationships,” said John Thakkar, PCTEL’s newly appointed Vice President, Network Analytics. “The opportunity to integrate our products and services with PCTEL’s IBflex™, small cell antennas, and engineering services will result in innovative approaches to improving the performance of small cell and in-building networks. My goal, as part of the PCTEL team, is to establish a meaningful subscription-based operation that will allow carriers to take full advantage of rich network data,” added Thakkar.

Thakkar will lead the development of the Meridian product portfolio and drive software as a service (SaaS). All of the Nexgen Wireless assets will be integrated into PCTEL’s RF Solutions Group. David Neumann is the Senior Vice President and General Manager of RFS. The acquisition includes 160 full-time employees and expanded capabilities in indoor and outdoor testing, software development, data storage and analysis, and subject matter experts contracted by carriers and infrastructure vendors. PCTEL has approximately 620 employees worldwide. The Nexgen Wireless team will continue to operate out of its Schaumburg facility.

Wunderlich Securities, Inc. served as financial advisor to PCTEL on this transaction.

About PCTEL

PCTEL delivers Performance Critical Telecom solutions. The industry relies upon PCTEL to benchmark network performance, analyze trends, and optimize wireless networks. PCTEL’s antennas and site solutions are vital elements for SCADA, oil and gas, utilities, fleet management, health care, public safety, education, small cell, and network timing.

PCTEL’s RF Solutions products and services improve the performance of wireless networks globally. PCTEL’s performance critical products include its MXflex™, IBflex™, and EXflex® SeeGull® scanning receivers and related SeeHawk® and SeeWave™ tools. PCTEL’s sophisticated engineering services utilize these products as well as the Meridian™ network analytics tool.

PCTEL Connected Solutions™ designs and delivers performance critical antennas and site solutions for wireless networks globally. PCTEL’s performance critical MAXRAD® and Bluewave™ antenna solutions include high rejection and high performance GPS and GNSS products, the industry leading Yagi portfolio, mobile and indoor LTE, broadband, and LMR antennas and PIM-rated antennas for transit, in-building, and small cell applications. We provide performance critical mobile towers for demanding emergency and oil and gas network applications and leverage our design, logistics, and support capabilities to deliver performance critical site solutions into carrier, railroad, and utility applications.

PCTEL’s products are sold worldwide through direct and indirect channels. For more information, please visit the company’s web sites: www.pctel.com, www.antenna.com, or www.rfsolutions.pctel.com.

About Nexgen Wireless

Nexgen Wireless is a leading provider of innovative software and engineering services for telecommunications. With more than a decade of wireless engineering experience,

hundreds of successful projects, and millions of drive testing miles completed, Nexgen’s expertise helps shorten time to market and reduce operating and capital expenses in collaboration with carriers and other industry players.

Nexgen Wireless offers advanced analytics solutions through the Meridian™ Product Suite. Predictive and powerful, the Meridian Suite provides mobile operators with actionable intelligence. These breakthrough tools can be used individually or as a package to proactively identify and solve issues, improve user experience, accelerate deployments, and lower operational costs.

Safe Harbor

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding the anticipated benefits of PCTEL’s acquisition of the Nexgen Wireless assets, and the ability of PCTEL to develop further the Meridian™ network analysis tool portfolio, to facilitate the design of in-building and small cell networks through crowd-based, cloud-based engineering data and analysis, and to deliver greater value to customers through a national engineering services operation established by PCTEL are forward looking statements within the meaning of the safe harbor. These statements are based on management’s current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, risks associated with development and implementation of Meridian and other technologies associated with translating network performance data into engineering actions; the ability of the operators to take the specified engineering actions to achieve the desired optimization of their networks; competition within the markets in which Nexgen Wireless and PCTEL compete; demand for crowd-based, cloud-based network data; successful integration of the business of Nexgen Wireless into PCTEL’s existing organization; obtaining protection for the related intellectual property; increased operating expenses; and the growth of the wireless communications market. These risks and uncertainties and others, including, but not limited to, those detailed from time to time in PCTEL’s Securities and Exchange Commission filings, can affect PCTEL’s financial condition, future results of operations, business and prospects. These forward-looking statements are made only as of the date hereof. PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

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For further information contact:

Jack Seller

Public Relations

PCTEL, Inc.

(630)339-2116

jack.seller@pctel.com